Exhibit (a)(1)(ii)

M E M O		CB Richard Ellis Group, Inc. www.cbre.com
Date: To: From: Subject:	June 5, 2009 Eligible Optionholders Laurence H. Midler, Executive Vice President, General Counsel and Secretary Commencement of Stock Option Exchange Program

I am pleased to inform you that at last Tuesday’s annual meeting the stockholders of the Company voted to approve our stock option exchange program. This memo provides you with some additional information regarding the program. As we have previously disclosed, this is a one-time voluntary opportunity to surrender your eligible outstanding stock options with exercise prices significantly higher than the current market price of our common stock (the “eligible options”) in exchange for a lesser amount of new restricted stock (or in France and Canada, new options) (the “Exchange Offer”). Whether or not you participate in the Exchange Offer is completely your decision. If you choose not to participate, you do not need to take any action and you will simply keep your eligible outstanding stock options with their current terms and conditions.

Please note that the Company determined not to include in the program the options that were granted September 2, 2008 with an exercise price of $13.29. Given the Company’s current stock price, we did not believe it was appropriate to include in the program these options that are unvested and have more than six years of remaining term.

The Exchange Offer opened on Friday, June 5, 2009 and ends at 9:00 p.m., Pacific Time, on Thursday, July 2, 2009, unless the offer is extended. We encourage you to read carefully the Offer to Exchange. That document will help you to understand fully the risks and benefits of this offer.

In this Exchange Offer email:

This email contains important information about the Exchange Offer, including:

•	the Offer to Exchange (which includes Questions and Answers and describes the terms and conditions of the Exchange Offer);

•	a personalized election form, listing your eligible options; and

•	a withdrawal form, in the event you decide to withdraw your election before the Exchange Offer expires.

We are making this offer on the terms and subject to the conditions described in the Offer to Exchange document, election form and withdrawal form.

How to participate:

You may elect to participate or modify a previous election in the Exchange Offer by delivering a completed election form via mail, facsimile or e-mail (via PDF or similar imaged document file) on or before 9:00 p.m., Pacific Time, on July 2, 2009:

•	by regular mail or courier to CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, CA 90025, Attn: Option Exchange Administrator;

•	by facsimile to 310-405-8925, Attn: Option Exchange Administrator; or

•	by e-mail to optionexchange@cbre.com.

Informational Sessions:

We intend to provide informational sessions for eligible employees in the United States, Canada, France, Hong Kong and the United Kingdom via Live Meeting Webinar to discuss the details of the Exchange Offer and the process for participation. More information about the sessions will be emailed to you.

You should carefully read the enclosed information, and I encourage you to consult your own personal tax, financial and legal advisors as you deem appropriate before you make any decision whether to participate in the Exchange Offer. Participation involves risks that are discussed in the “Risk Factors” section of the Offer to Exchange document. No one from CBRE is, or will be, authorized to provide you with advice or recommendations as to whether you should elect to exchange or refrain from exchanging your eligible options.

If you have questions about the Exchange Offer or how to participate, please contact the Option Exchange Administrator at:

CB Richard Ellis Group, Inc.

Attention: Option Exchange Administrator

11150 Santa Monica Blvd., Ste. 1600

Los Angeles, CA 90025

Phone: 310-405-8927

Fax: 310-405-8925

E-mail: optionexchange@cbre.com

Sincerely,

Laurence H. Midler

Executive Vice President, General Counsel and Secretary